EXHIBIT 10.1
CHANGE IN CONTROL SEVERANCE AGREEMENT
     THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of ________________, 20__, by and between COUSINS PROPERTIES INCORPORATED, a Georgia corporation (the “Company”), and [________________________] (“Executive”).
W I T N E S S E T H:
     WHEREAS, Executive is the [________________________] of the Company;
     [WHEREAS, Executive and the Company entered into a Change in Control Severance Agreement dated ____________________, as amended on ____________________, (“Prior Severance Agreement”) and Executive and the Company desire to amend and restate the Prior Severance Agreement with this Agreement;]
     WHEREAS, the Company wishes to provide to Executive certain benefits under certain circumstances following a Change in Control (as defined herein) of the Company as set forth in this Agreement; and
     WHEREAS, the parties to this Agreement wish to provide for certain other matters as set forth herein;
     NOW, THEREFORE, in consideration of the mutual agreements of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     1.1 “Annual Base Salary” shall mean Executive’s annual base salary in effect on the day before Executive’s employment with the Company terminates in accordance with the provisions of Section 2.1 or 2.4 hereof; provided, that “Annual Base Salary” shall not include the value of any stock option, restricted stock or restricted stock unit grants made by the Company to Executive, or any dividends, or dividend equivalents, paid with respect thereto, in any calendar year, any income realized by Executive in any calendar year as a result of the exercise of any such stock options or the lapse of any restrictions on such restricted stock or restricted stock unit grants, or any payments made to Executive in any calendar year pursuant to any long term cash based bonus program.
     1.2 “Average Bonus” shall mean (i) the sum of the annual bonuses that were paid by the Company to Executive during the three (3) years immediately prior to the date Executive’s employment with the Company terminates in accordance with the provisions of Section 2.1 or 2.4 hereof; divided by (ii) the number of bonuses Executive was eligible to receive during such period; provided, that “Average Bonus” shall not include the value of any stock option, restricted stock or restricted stock unit grants made by the Company to Executive, or any dividends, or dividend equivalents, paid with respect thereto, in any calendar year, or any income realized by Executive in any calendar year as a result of the exercise of any such stock options or the lapse of any restrictions on such restricted stock or restricted stock unit grants, or any payments made to Executive in any calendar year pursuant to any long term cash based bonus program.
     1.3 “Board” shall mean the board of directors of the Company.
     1.4 “Cause” shall mean the occurrence of any of the following:
     (i) Executive is convicted of, or pleads guilty to, any felony or any misdemeanor involving fraud, misappropriation or embezzlement, or Executive confesses or otherwise admits to the Company, any of its subsidiaries or affiliates, any officer, agent, representative or employee of the Company or one of its subsidiaries or affiliates, or to a prosecutor, or otherwise publicly admits, to committing any action that constitutes a felony or any act of fraud, misappropriation, or embezzlement; or
     (ii) There is any material act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to the Company or any of its subsidiaries or affiliates to the material detriment of the Company or any of its subsidiaries or affiliates; or
     (iii) Executive breaches in any material respect any other agreement or understanding between Executive and the Company in effect as of the time of such termination;
provided, however, that no such act or omission or event shall be treated as “Cause” under this Agreement unless:
     (a) Executive has been provided a detailed, written statement of the basis for Company’s belief that such act or omission or event constitutes “Cause” and an opportunity to meet with the Compensation Committee (together with Executive’s counsel if Executive chooses to have counsel present at such meeting) after Executive has had a reasonable period in which to review such statement; and
     (b) The Compensation Committee after meeting with Executive (unless Executive refuses the opportunity for such meeting) determines reasonably and in good faith and by the affirmative vote of at least a majority of the members of the Compensation Committee then in office at a meeting called and held for such purpose that “Cause” does exist under this Agreement.

     1.5 “Change in Control” shall mean any one of the following events or transactions:
     (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) after May 12, 2009 becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 30% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company; provided, however, the following transactions shall not constitute a Change of Control under this § 1.5(i):
     (A) any acquisition of such securities by any employee benefit plan (or a related trust) sponsored or maintained by the Company or any corporation controlled by the Company,
     (B) an acquisition of voting securities by the Company or by any person owned, directly or indirectly, by the holders of at least 50% of the voting power of the Company’s then outstanding securities in substantially the same proportions as their ownership in Company shares,
     (C) any acquisition of voting securities in a transaction which satisfies the requirements of § 1.5(v)(A), §1.5(v)(B) and § 1.5(v)(C), or
     (D) any acquisition directly from the Company;
     (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease for any reason after May 12, 2009 to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;
     (iii) the shareholders of the Company after May 12, 2009 approve any dissolution or liquidation of the Company;
     (iv) the consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than a transaction (A) in which the Company’s voting securities outstanding before the consummation of the transaction continue to represent, either directly or indirectly, at least 51% of the voting power of the surviving entity immediately after the transaction, (B) where at least 50% of the directors of the surviving entity were Company directors at the time the Board approved the transaction (or whose nominations or elections were approved by at least two-thirds of the Company directors who were on the Board at that time), and (C) after which no person or group owns 20% or more of the voting power of the surviving entity, unless such voting power is solely as a result of voting power held in the Company prior to the consummation of the transaction; or
     (v) consummation by the Company of (1) any consolidation, merger, reorganization or business combination, or (2) the acquisition of assets or stock in another entity, in each case, other than a transaction (A) in which the Company’s voting securities outstanding before the consummation of the transaction continue to represent, either directly or indirectly, at least 51% of the voting power of the surviving entity immediately after the transaction, (B) where at least 50% of the directors of the surviving entity were Company directors at the time the Board approved the transaction (or whose nominations or elections were approved by at least two-thirds of the Company directors who were on the Board at that time), and (C) after which no person or group owns 20% or more of the voting power of the surviving entity, unless such voting power is solely as a result of voting power held in the Company prior to the consummation of the transaction.
     1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.7 “Company’s Business” shall mean the business of the development, acquisition, financing, management, leasing and sale of real estate properties, including office, multi-family, retail, industrial and land development.
     1.8 “Compensation Committee” shall mean the Compensation, Succession, Nominating and Governance Committee of the Company’s Board.
     1.9 “Disability” shall mean that Executive, as a result of a mental or physical condition or illness, is unable to perform the essential functions of Executive’s position at the Company for any consecutive 180-day period, even with reasonable accommodation, all as reasonably determined by the Compensation Committee, in accordance with Section 409A of the Code.
     1.10 “Disabled” shall mean that Executive has suffered a Disability.
     1.11 “Effective Date” shall mean the day and year first set forth above.
     1.12 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     1.13 “Good Reason” shall mean:
     (i) There is a reduction after a Change in Control, but before the end of Executive’s Protection Period, in Executive’s Annual Base Salary or there is a reduction after a Change in Control, but before the end of Executive’s Protection Period, in Executive’s eligibility to receive any annual bonuses or other incentive compensation, such that Executive’s eligibility to receive such bonuses or other incentive compensation is substantially different than it was immediately prior to such Change in Control, all without Executive’s express written consent; or
     (ii) There is a significant reduction after a Change in Control, but before the end of Executive’s Protection Period, in the scope of Executive’s duties, responsibilities, or authority, or a change in Executive’s reporting level by more than two levels (in each case, other than as a result of a mere change in Executive’s title, if such change in title is consistent with the organizational structure of the Company or its successor following such Change in Control), all without Executive’s express written consent; or
     (iii) The Company or any successor thereto, at any time after a Change in Control, but before the end of Executive’s Protection Period (without Executive’s express written consent), transfers Executive’s primary work site from Executive’s primary work site on the date of such Change in Control or, if Executive subsequently consents in writing to such a transfer under this Agreement, from the primary work site that was the subject of such consent, to a new primary work site that is more than thirty-five (35) miles from Executive’s then current primary work site, unless such new primary work site is closer to Executive’s primary residence than Executive’s then current primary work site; or
     (iv) The Company or any successor thereto, after a Change in Control, but before the end of Executive’s Protection Period (without Executive’s express written consent), fails to continue to provide to Executive health and welfare benefits, deferred compensation benefits, executive perquisites (other than the use of a company airplane for personal purposes), stock options, restricted stock and restricted stock unit grants, each as applicable at the time of such Change in Control, that are in the aggregate comparable in value to those provided to Executive immediately prior to the Change in Control;
provided, however, that no such act or omission shall be treated as “Good Reason” under this Section 1.13 if Executive has refused a bona fide offer of continued employment with the Company, a subsidiary or affiliate thereof or the Company’s successor following the Change in Control, the terms of which offer would not amount to Good Reason in accordance with (i) through (iv) above; and
further provided, that no such act or omission shall be treated as “Good Reason” under this Section 1.13 unless:
     (a) (1) Executive delivers to the Compensation Committee a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason; and
          (2) Executive delivers such statement before the later of (i) the end of the ninety (90) day period that starts on the date there is an act or omission which forms the basis for Executive’s belief that Good

Reason exists, or (ii) the end of the period mutually agreed upon for purposes of this subsection (a)(2) in writing by Executive and the Chairman of the Compensation Committee; and
          (3) Executive gives the Compensation Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief; and
          (4) Executive resigns by submitting a written resignation to the Compensation Committee during the sixty (60) day period that begins immediately after the end of the thirty (30) day period described in subsection (a)(3) above if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period; or
     (b) The Company states in writing to Executive that Executive has the right to treat any such act or omission as Good Reason under this Agreement and Executive resigns during the sixty (60) day period that starts on the date such statement is actually delivered to Executive.
     (vi) If Executive consents in writing to any reduction described in Section 1.13(i) or (ii), to any transfer described in Section 1.13(iii) or to any failure described in Section 1.13(iv) in lieu of exercising Executive’s right to resign for Good Reason and delivers such consent to the Company, the date such consent is delivered to Company thereafter shall be treated under this definition as the date of a Change in Control for purposes of determining whether Executive subsequently has Good Reason under this Agreement to resign under Section 2 as a result of any subsequent reduction described in Section 1.13(i) or (ii), any subsequent transfer described in Section 1.13(iii) or any subsequent failure described in Section 1.13(iv).
     1.14 “Protection Period” shall mean the two (2) year period which begins upon the date of a Change in Control; provided, however, a resignation by Executive shall be treated under this Agreement as if made during Executive’s Protection Period if:
     (i) Executive gives the Compensation Committee the statement described in subsection (a)(1) of the second proviso of Section 1.13 prior to the end of the thirty (30) day period that immediately follows the end of the Protection Period and Executive thereafter resigns within the period described in such subsection (a); or
     (ii) Company provides the statement to Executive described in subsection (b) of the second proviso of Section 1.13 prior to the end of the thirty (30) day period that immediately follows the end of the Protection Period and Executive thereafter resigns within the period described in such subsection (b).

     1.15 “Protective Covenant Agreement” shall mean the Protective Covenant Agreement, substantially in the form attached hereto as Exhibit A and incorporated herein by reference, as the same may be updated following the date hereof.
     1.16 “Waiver and Release” shall mean the Waiver and Release attached hereto as Exhibit B and incorporated herein by reference.
     2. Change in Control.
     2.1 General Rule. If there is a Change in Control and during the Executive’s Protection Period either (i) the Company or its successor terminates Executive’s employment without Cause or (ii) Executive terminates Executive’s employment by resigning for Good Reason, then:
     (i) The Company shall pay Executive an amount equal to ________ ____ (__) times the sum of (a) Executive’s Annual Base Salary plus (b) Executive’s Average Bonus. Such payment shall (subject to Section 4) be made in full in accordance with the provisions of this Agreement on the date set forth in Section 2.2. For the avoidance of doubt, such payment may be apportioned between and actually paid on the payrolls of the Company and its subsidiaries and affiliates, as determined by the Company in its sole discretion.
     (ii) Subject to Section 2.3(i) and (ii), from the date of such termination of Executive’s employment until the end of Executive’s Protection Period, the Company shall continue to provide coverage and benefits to Executive and his dependents under the Company’s health plans for employees, as the same may change from time to time as determined by the Company in its sole discretion; provided, however, that for the period that begins on the date Executive’s employment terminates and ends six (6) months and one (1) day after the date Executive separates from service (within the meaning of Section 409A of the Code) (“Reimbursement Period”) Executive shall pay 100% of the cost of such coverage and the Company shall reimburse Executive for the Company’s portion of such cost as soon as practical after Executive pays such cost. Further, if the Company determines, within its sole discretion, that it cannot reasonably provide such coverage and benefits under the Company’s health plans, the Company either shall use its best efforts to purchase health insurance coverage for Executive outside such plans at no additional expense or tax liability to Executive (with Executive paying 100% of the cost of such coverage and any tax liability and the Company reimbursing Executive for such tax liability and the Company’s portion of such coverage as soon as practical after Executive pays such costs) or shall reimburse Executive for Executive’s cost to purchase such coverage and for any tax liability for such reimbursements.
     2.2. Protective Covenant Agreement; Waiver and Release. The Company’s obligations to pay any benefits or make any payments or take any actions under this Agreement are expressly conditioned on the Company’s receipt of each of the following: (i) an effective Protective Covenant Agreement duly executed by Executive, (ii) an effective Waiver and Release that has been duly executed and delivered by Executive (or his estate or other legal representative pursuant to Section 2.5(ii) hereof) and has not been revoked within the applicable revocation period, and (iii) Executive’s full compliance with the terms of the Protective Covenant Agreement and the Waiver and Release. A breach of any covenant in the Protective Covenant Agreement or any term of the Waiver and Release by Executive shall result in the immediate forfeiture of Executive’s right to any future benefits or payments under this Agreement, the immediate forfeiture of Executive’s right to retain the portion of Executive’s benefits or payments that Executive has already received under this Agreement, and an obligation on Executive to repay promptly to the Company all benefits or payments Executive has already received under this Agreement. Notwithstanding the foregoing, if any repayment obligation is deemed to be in the nature of damages, which is contrary to the intent of the parties, then the repayment by Executive of the benefits and payments Executive has already received under this Agreement shall be treated as liquidated damages and not as a penalty and shall represent a reasonable estimate of the damages suffered by the Company as a result of Executive’s breach. The Company shall provide such Protective Covenant Agreement and Waiver and Release within the five day period immediately following the date Executive separates from service (within the meaning of Section 409A of the Code). The payment and benefits under the Agreement shall (subject to the six month and one day rule in Section 4) be made on or commence (as applicable) on the sixtieth (60th) day after the date Executive separates from service (unless an earlier date is permissible under Section 409A of the Code) provided the Protective Covenant Agreement and the Waiver and Release have been executed and become irrevocable on or before such date. If the Protective Covenant Agreement is not executed or the Waiver and Release is not executed and irrevocable on or before the end of the sixty (60) day period immediately following Executive’s separation from service (within the meaning of Section 409A of the Code), Executive’s right to all such payments and benefits shall be immediately forfeited.
     2.3. Other Benefits.
     (i) If Executive’s employment terminates under the circumstances described in Section 2.1 or Section 2.4, Executive expressly waives Executive’s right, if any, to have any payment made under Section 2.1 taken into account to increase the benefits otherwise payable to, or on behalf of, Executive under any employee benefit plan, whether qualified or unqualified, maintained by the Company or one of its subsidiaries or affiliates.
     (ii) If Executive receives payments under this Agreement, then Executive acknowledges and agrees that Executive shall not be entitled to participate in the Cousins Properties Incorporated Severance Pay Plan, effective June 1, 2001, as amended from time to time or to receive any benefits or payments pursuant thereto.
     (iii) Except as otherwise expressly provided in this Agreement, this Agreement is not intended to take away any benefits and payments otherwise payable to Executive pursuant to the terms of any Company plan, policy, agreement or program, including, without limitation, the Company’s 1999 Incentive Stock Plan and the Company’s 2009 Incentive Stock Plan.
     2.4. Termination in Anticipation of a Change in Control. Executive shall be treated under this Section 2 as if Executive’s employment had been terminated without Cause or Executive had terminated Executive’s employment by resigning for Good Reason during Executive’s Protection Period if:
     (i) Executive’s employment is terminated by the Company without Cause or Executive terminates Executive’s employment by resigning for Good Reason; and
     (ii) Such termination is effected or such resignation is effective at any time during the sixty (60) day period which ends on the date of a Change in Control.
     2.5. Death or Disability.
     (i) Executive agrees that the Company will have no obligation to Executive or to his estate or other legal representative under this Section 2 if Executive’s employment terminates exclusively as a result of Executive’s death or Disability.
     (ii) If the Executive dies or becomes Disabled following the date on which the benefits called for under this Agreement vest pursuant to Section 2.1 hereof, the Company will be obligated to the Executive or his estate or other legal representative for any such benefits remaining to be paid under this Agreement in the same manner as the Company would have been obligated to Executive in the absence of such death or Disability; provided, the Company has received an effective Waiver and Release that has been duly executed and delivered by the Executive’s estate or other legal representative and has not been revoked within the applicable revocation period.
     2.6 Transfer of Employment. If Executive transfers employment between the Company and a subsidiary or affiliate of the Company or any successor hereto, the Company shall assign this Agreement to such subsidiary, affiliate or successor, which shall become the “Company” for all purposes hereunder, and such transfer of employment shall not be treated as a termination of Executive employment by the Company.
     2.7 No Mitigation. Except as otherwise expressly provided herein, if Executive is otherwise eligible to receive benefits under Section 2 of this Agreement, Executive shall have no duty or obligation to seek or accept other employment, and the amounts due Executive hereunder shall not be reduced or suspended if Executive accepts such subsequent employment.

     2.8 Clawback. The Company has the right to take any action which the Compensation Committee reasonably determines is required for the Company to comply with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
     3. Tax Protection. If the Company or its independent accountants (which shall consider such issue upon the reasonable request of Executive) determine that any payments or benefits called for under this Agreement, together with any other payments and benefits made available to Executive by the Company or a subsidiary or affiliate thereof (collectively, the “Payments”), will result in Executive’s being subject to an excise tax under Section 4999 of the Code, then a determination shall be made by the Company or its independent accountants as to whether it would result in larger net payments to Executive, after paying all applicable taxes (including any applicable tax under § 4999 of the Code), to: (i) receive all of the Payments, or (ii) receive the portion of the Payments that in the aggregate is One Dollar ($1.00) less than the amount which would cause the Payments to be subject to the excise tax imposed by § 4999 of the Code (the “Safe Harbor Amount”). If the determination is that it would result in larger net payments to Executive after paying all applicable taxes to receive all of the Payments pursuant to § 3(i), then such Payments shall be made to Executive in accordance with the terms of this Agreement. If the determination is that it would result in larger net payments to Executive after paying all applicable taxes to receive the Safe Harbor Amount pursuant to § 3(ii), then only the Safe Harbor Amount shall be paid to Executive in accordance with the terms of this Agreement. In the event the Safe Harbor Amount pursuant to § 3(ii) is to be paid to Executive, the Payments to which Executive would otherwise be entitled to under this Agreement shall be reduced on a pro rata basis. Any determinations under this Section 3 shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary, or final) and any related Internal Revenue Service rulings and any related case law and, if Company reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (other than waiving Executive’s right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this Section 3) and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company’s independent accountants, attorneys and other advisors as Executive may reasonably request, and Company shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest, and other assessments.
     4. Section 409A Deferral. To the extent that Executive is a “specified employee” within the meaning of Section 409A of the Code, any payment or benefit (or portion thereof, if applicable) under this Agreement, including, but not limited to, any payment under Section 3, shall be deferred to the first pay date following the date which is six (6) months and one (1) day after the Executive has a “separation of service” within the meaning of Section 409A. All amounts so deferred shall be paid in a single lump sum payment with the first payment otherwise due after the six (6)-month period.

     5. Disputes.
     5.1 Forum and Jurisdiction. The parties hereby agree that they will not file any action arising out of this Agreement other than in a state or federal court located in or having jurisdiction over either Cobb or Fulton County, Georgia. The parties consent to personal jurisdiction and venue solely within these forums and solely in either Cobb or Fulton County, Georgia, and waive all otherwise possible objections thereto.
     5.2 Fees. In the event of any action, suit or proceeding brought by either party hereto against the other arising from or based upon this Agreement, the prevailing party shall be entitled to recover from the other its reasonable attorneys’ fees in connection therewith, in addition to the costs of such action, suit or proceeding. If Executive is the prevailing party entitled to recover attorneys’ fees and costs under the immediately preceding sentence, the Company shall hold Executive harmless, on an after-tax basis, for any additional tax imposed under Section 409A of the Code on such recovery.
     6. Miscellaneous.
     6.1 Funding of Benefits. Unless the Board in its discretion shall determine otherwise, the benefits payable to Executive under this Agreement shall not be funded in any manner and shall be paid by the Company out of its general assets, which assets are subject to the claims of the Company’s creditors.
     6.2 Withholding. There shall be deducted from the payment of any benefit due under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.
     6.3 Assignment. Executive shall have no rights to sell, assign, transfer, encumber or otherwise convey the right to receive any benefit due hereunder, the rights to which are expressly declared to be nonassignable and nontransferable. Any attempt by Executive to assign, transfer, encumber or otherwise convey shall be null and void and of no effect. The Company may assign this Agreement to any of its subsidiaries or affiliates or to its successor following a Change in Control.
     6.4 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Executive and Executive’s executor, administrator, heirs, personal and legal representatives and assigns, and upon the Company and its successors and assigns.
     6.5 Survival. This Agreement and all covenants and agreements made herein shall survive the execution and delivery of this Agreement and the termination of Executive’s employment with the Company for any reason, with or without Cause or Good Reason.
     6.6 Term and Termination. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) the end of Executive’s Protection Period or (ii) the date Executive’s employment with the Company terminates for any reason that does not trigger Executive’s eligibility to receive benefits pursuant to this Agreement. In addition, this Agreement may be terminated by a writing executed by the parties hereto.
     6.7 Amendment. This Agreement, including all exhibits, may be amended only by a writing executed by the parties hereto; provided, however, the Company may unilaterally amend this Agreement with notice to Executive to the extent determined necessary in good faith by the Company to cause the Agreement to not result in additional taxes under Section 409A of the Code.
     6.8 Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent not preempted by federal law, disregarding any provision of law which would require the application of the law of another state. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or having deemed to have, structured or drafted such provision.
     6.9 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     6.10 Notices. Except as otherwise expressly provided herein, all notices, requests, comments and other communications under this Agreement shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in any case, addressed as follows:
(i) If to Executive:

(ii) If to the Company:
Cousins Properties Incorporated
191 Peachtree Street, Suite 3600
Atlanta, GA 30303-1740
Attention: Corporate Secretary
With a copy to:
Cousins Properties Incorporated
191 Peachtree Street, Suite 3600
Atlanta, GA 30303-1740
Attention: Senior Human Resources Officer
     6.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

     6.12 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     6.13 No Waiver. No waiver by any party hereto of any breach by any party of any condition or provision contained in this Agreement shall be deemed a waiver of any other condition or provision hereof. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.
     6.14 No Agreement of Employment. This Agreement shall not be construed to be an employment agreement or any guaranty of continued employment with the Company for any period of time. Executive acknowledges and agrees that Executive’s employment with the Company shall remain “at will.”
     6.15 Entire Agreement. This Agreement, including all exhibits, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and, upon the Effective Date, will supersede and replace all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

“Company” COUSINS PROPERTIES INCORPORATED
By:
Name:
Title:

“Executive”

Name:

Exhibit A
Protective Covenant Agreement
     The attached Protective Covenant Agreement is to be given to [_________________] (“Executive”) upon the occurrence of an event that triggers eligibility for severance benefits following a Change in Control, as defined and described in that certain Change in Control Severance Agreement, dated as of the ___ day of _________, 20__, by and between Executive and Cousins Properties Incorporated.

PROTECTIVE COVENANT AGREEMENT
     THIS PROTECTIVE COVENANT AGREEMENT (this “Protective Covenant Agreement”) is made and entered into as of the ___ day of ________________, 20___ by and between COUSINS PROPERTIES INCORPORATED, a Georgia corporation (the “Company”), and [_____________] (“Executive”).
W I T N E S S E T H:
     WHEREAS, Executive is a party to that certain Change in Control Severance Agreement (the “Severance Agreement”), dated as of the ___ day of _____________, 20__, by and between Executive and the Company;
     WHEREAS, pursuant to the Severance Agreement, Executive is entitled to receive certain benefits in the event of a termination of Executive’s employment with the Company following a “change in control,” as defined in the Severance Agreement;
     WHEREAS, Executive’s employment with the Company has terminated in accordance with the provisions of the Severance Agreement and Executive desires to elect to accept the benefits described therein;
     WHEREAS, a condition to Executive’s receipt of the full benefits provided under the Severance Agreement is Executive’s execution and delivery of this Protective Covenant Agreement imposing certain reasonable restrictions on Executive’s activities;
     WHEREAS, the benefits Executive will receive under the Severance Agreement are in excess of those benefits Executive would receive from the Company if Executive elected not to execute and deliver this Protective Covenant Agreement; and
     WHEREAS, Executive and the Company desire to execute and deliver this Protective Covenant Agreement in accordance with the Severance Agreement;
     NOW, THEREFORE, in consideration of the premises, Ten Dollars ($10.00) in hand paid, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.	Definitions. For the purposes of this Protective Covenant Agreement, the following terms shall have the following meanings:
(a)	“Company’s Business” shall mean the business of the development, acquisition, financing, management, leasing and sale of real estate properties, including office, multi-family, retail, industrial and land development.

(b)	“Confidential Information” shall mean any non-public information concerning the business of the Company that is or has been disclosed to Executive or of which Executive became aware as a consequence of Executive’s relationship with the Company and which has value to the Company and is not generally known to the Company’s competitors, including its financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. “Confidential Information” may include, but is not limited to: (i) information about the Company’s employees, customers, clients, tenants, buyers and/or sellers; (ii) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (iii) the terms upon which the Company obtains products or information from its suppliers and sells them to or utilizes them on behalf of or in service of its customers, clients, tenants, buyers and/or sellers; (iv) the nature, origin, composition and development of the Company’s products or services; (v) the manner in which the Company provides products and services to its customers, clients, tenants, buyers and/or sellers; and (vi) the terms and conditions of this Protective Covenant Agreement and the Severance Agreement. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure was made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c)	“Protective Covenants” shall mean those covenants set forth in Paragraphs 2, 3, 4 and 5 of this Protective Covenant Agreement.

(d)	“Protective Period” shall mean a period equal to the shorter of (i) two years or (ii) the number of years, or portion thereof, used as a multiplier to determine Executive’s benefit under the Change in Control Severance Agreement; provided, however, if Executive is the owner of or a “Seller” within the meaning of O.C.G.A. § 13-8-17 of all or a material part of (1) the assets of the Company, (2) shares of the Company, (3) a partnership interest, (4) a limited liability company membership, or (5) an equity interest or profit participation, of any type, in the Company following the termination of his employment and the period in Section 1(d)(ii) is longer than two years, ‘Protective Period” shall mean the period described in Section 1(d)(ii).

(e)	“Restricted Territory” shall mean a fifteen (15) mile radius from any and all of the Company’s projects set forth on the list attached hereto as Schedule 1 and incorporated herein by reference. Schedule 1 shall be prepared by the Company in its sole discretion.

(f)	“Trade Secrets” shall mean any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic

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value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
2.	Confidentiality.
Executive agrees that Executive will not (without the prior written consent of the Company) directly or indirectly use, copy, disclose or otherwise distribute to any other person or entity: (i) any Confidential Information for so long as such information remains Confidential Information. or (ii) any Trade Secret at any time such information constitutes a trade secret under applicable law. Executive shall promptly return to the Company all documents and items in Executive’s possession or control which contain any Confidential Information or Trade Secrets. Executive further agrees that if Executive is questioned about information subject to this Protective Covenant Agreement by anyone not authorized to receive such information, Executive will promptly notify Executive’s former supervisor or an officer of the Company.

3.	Non-Competition.

Executive agrees that for the Protective Period Executive will not (without the prior written consent of the Company), either on Executive’s behalf or on behalf of any other legal entity, compete with the Company’s Business within the Restricted Territory by performing executive leadership and management activities substantially similar to those performed by Executive for the Company within two (2) years prior to the termination of Executive’s employment.

4.	Non-Solicitation.
(a)	Executive agrees and covenants that for the Protective Period Executive shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company’s customers, including actively sought prospective customers, with whom Executive has material contact during Executive’s employment for purposes of providing development, acquisition, financing, management, leasing and sale of real estate properties, including office, multi-family, retail, industrial and land development, products or services that are competitive with those provided by the Company.

(b)	For purposes of this paragraph, products or services shall be considered competitive with those provided by the Company if products or services are of the type conducted, authorized, offered or provided by the Company within two (2) years prior to the termination of Executive’s employment.

(c)	For purposes of this Agreement, the term “material contact” shall mean contact between Executive and each customer or potential customer (1) with whom Executive dealt on behalf of the Company, (2) whose dealings with the Company were coordinated or supervised by Executive, (3) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of

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Executive’s association with the Company or (4) who receives products or services authorized by the Company, the sale or possession of which results or resulted in compensation, commissions, or earnings for Executive within two (2) years prior to the termination date of Executive’s employment.
5.	Non-Recruitment of Employees.

Executive agrees that for the Protective Period Executive will not (without the prior written consent of the Company) directly or indirectly solicit or attempt to solicit any employee of the Company with whom Executive had direct personal contact during Executive’s employment with the Company to terminate or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee and the Company.

6.	Acknowledgments.

[Section 6 may be tailored by the Company in its discretion for the Executive prior to execution of the Protective Covenant Agreement.]
(a)	Executive hereby acknowledges and agrees that the Protective Covenants are reasonable as to time, scope and territory given the Company’s need to protect its business, personnel, Trade Secrets and Confidential Information. Executive acknowledges and represents that Executive has substantial experience and knowledge and that Executive can readily obtain subsequent employment without violating the Protective Covenants. In the event any of the Protective Covenants shall be determined by any court having proper jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(b)	Executive acknowledges and agrees that during the Term of Executive’s employment with the Company Executive has and will continue to have access to Confidential Information (as defined below) and Trade Secrets (as defined below) and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the Company. Executive acknowledges that an important part of Executive’s duties have been and will continue to be to advance the business of the Company by directly or through the supervision of others, developing and maintaining substantial relationships with prospective or existing customers, patients, vendors or clients of the Company and/or developing and maintaining the goodwill of the Company associated with an (1) ongoing business, commercial or professional practice, including but not limited to a trade name, trademarks, service marks, or trade dues, or (2) a specific geographic location, or (3) a specific marketing or

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trade area. Executive acknowledges that Executive has and will continue to be provided extensive/specialized training as a part of Executive’s employment.
(c)	Executive acknowledges and agrees that during the Term of Executive’s employment with the Company, Executive has and will continue to in the course of Executive’s employment customarily and regularly solicit for the Company customers or prospective customers and/or customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others, and/or perform each of the following duties: (1) have the primary duty of managing the business in which the Executive is employed or of a customarily recognized department of subdivision thereof; (2) customarily and regularly direct the work of two or more employees; and (3) have the authority to hire or fire other employees or have particular weight given to Executive’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees and/or by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships, (1) gain a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson or (2) a high level of influence or credibility with the Company’s customers, vendors, or other business relationships and/or be intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company and/or obtain selective or specialized skills, knowledge, abilities, or customer contacts or information. Executive and the Company recognize, acknowledge and agree that Executive’s primary duties for the Company have and will continue to be the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor.
7.	Specific Performance.

Executive acknowledges and agrees that any breach of the Protective Covenants by Executive will cause irreparable damage to the Company, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, under the Severance Agreement, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security to enforce or prevent any violation of any of the Protective Covenants by Executive. The existence of any claim or cause of action by Executive against the Company, including any dispute relating to the termination of the Severance Agreement, shall not constitute a defense to enforcement of any of the Protective Covenants by injunction.

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8.	Indemnification.

Executive hereby indemnifies and agrees to defend and hold harmless the Company and its employees, officers, directors, agents, representatives, affiliates and independent contractors from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys’ fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused by or resulting from any breach of this Protective Covenant Agreement by Executive

9.	Construction.

The Protective Covenants shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any one of the Protective Covenants shall be found unenforceable, it shall be severed and the remaining Protective Covenants enforced in accordance with the tenor thereof.

10.	Miscellaneous.
(a)	Assignment. Executive shall not assign this Protective Covenant Agreement, in whole or in part, without the prior written consent of the Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. The Company may assign this Protective Covenant Agreement to any of its subsidiaries or affiliates or to its successor following a Change in Control.

(b)	Binding Effect. This Protective Covenant Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

(c)	Survival. This Protective Covenant Agreement and all covenants and agreements made herein shall survive the execution and delivery hereof.

(d)	Amendment and Termination. This Protective Covenant Agreement, including all exhibits, may be amended or terminated only by a writing executed by the parties hereto.

(e)	Construction. This Protective Covenant Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent not preempted by federal law, disregarding any provision of law which would require the application of the law of another state. No provision of this Protective Covenant Agreement or any related document shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or having deemed to have, structured or drafted such provision.

(f)	Headings. The section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Protective Covenant Agreement.

(g)	Notices. Except as otherwise expressly provided herein, all notices, requests, comments and other communications under this Protective Covenant Agreement

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shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in any case, addressed as follows:
(i) If to Executive:

(ii) If to the Company:
Cousins Properties Incorporated
191 Peachtree Street, Suite 3600
Atlanta, GA 30303-1740
Attention: Corporate Secretary
With a copy to:
Cousins Properties Incorporated
191 Peachtree Street, Suite 3600
Atlanta, GA 30303-1740
Attention: Senior Human Resources Officer
(h)	Counterparts. This Protective Covenant Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(i)	Severability. In the event that any provision or portion of this Protective Covenant Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions hereof shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(j)	No Waiver. No waiver by any party hereto of any breach by any party of any condition or provision contained herein shall be deemed a waiver of any other condition or provision hereof. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(k)	Attorneys’ Fees and Costs. Should Executive or the Company be required to commence an action in any court of competent jurisdiction to enforce this Protective Covenant Agreement, such party shall be entitled to recover its attorneys’ fees and costs, to the extent that such party is the prevailing party.
[Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the parties hereto have executed this Protective Covenant Agreement to be effective as of the day and year first above written.

“Company” COUSINS PROPERTIES INCORPORATED
By:
Name:
Title:

“Executive”

Name:

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Schedule 1
to
Protective Covenant Agreement
COMPANY PROJECTS

Exhibit B
Waiver and Release
     The attached Waiver and Release is to be given to [___________________] (“Executive”) upon the occurrence of an event that triggers eligibility for severance benefits following a Change in Control, as defined and described in that certain Change in Control Severance Agreement, dated as of the ___ day of _________, 20__, by and between Executive and Cousins Properties Incorporated.

CHANGE IN CONROL SEVERANCE AGREEMENT
WAIVER AND GENERAL RELEASE
This Change in Control Severance Agreement Waiver and General Release (this “Release”) is executed and delivered by [______________________], an individual resident of the State of _____________ (“Executive”).
W I T N E S S E T H:
     WHEREAS, Executive is a party to that certain Change in Control Severance Agreement (the “Agreement”), dated as of the ___ day of _____________, 20__, by and between Executive and Cousins Properties Incorporated, a Georgia corporation (including any subsidiaries, parents, affiliated entities, successors and assigns, the “Company”);
     WHEREAS, pursuant to the Agreement, Executive is entitled to receive certain benefits in the event of a termination of Executive’s employment with the Company following a “change in control,” as defined in the Agreement;
     WHEREAS, Executive’s employment with the Company has terminated in accordance with the provisions of the Agreement and Executive desires to elect to accept the benefits described therein;
     WHEREAS, a condition to Executive’s receipt of the full benefits provided under the Agreement is Executive’s execution and delivery of this Release;
     WHEREAS, the benefits Executive will receive under the Agreement are in excess of those benefits Executive would receive from the Company if Executive elected not to execute and deliver this Release; and
     WHEREAS, Executive desires to execute and deliver this Release in accordance with the Agreement and intends to release all claims Executive may have against the Company or any successor in interest thereto as set forth herein;
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees as follows:
1.	Executive’s Separation.
(a)	Executive’s employment with the Company has terminated in accordance with the provisions of the Agreement.

(b)	Executive agrees to immediately return to the Company all property, equipment, funds, lists, books, records, other materials and property of the Company in Executive’s possession.

(c)	Executive acknowledges and agrees that Executive shall not be eligible to participate in the Cousins Properties Incorporated Severance Pay Plan, effective June 1, 2001 and as amended from time to time, or to receive any benefits or payments pursuant thereto.
2.	General Release and Covenant Not to Sue.
Executive hereby knowingly and voluntarily releases, discharges, and covenants not to sue the Company, and its predecessors, successors, parents, subsidiaries, affiliates, and divisions, and their respective current and former employees, officers, directors, shareholders, partners, trustees, representatives, attorneys, and agents (collectively referred to herein as “Releasees”) from and for all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, of any nature whatsoever, which Executive, his or her heirs, administrators, executors, personal representatives, beneficiaries, or assigns ever had, now has, or may have or claim to have against the Releasees arising from or related to events which occurred from the beginning of time to the execution of this Release. This release, discharge and covenant not to sue include but are not limited to claims of:
(a)	violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, or the Sarbanes-Oxley Act of 2002;
(b)	violations of any other federal or state statute or regulation or local ordinance;
(c)	claims for lost or unpaid wages, compensation, or other benefits claims under state law, defamation, intentional infliction of emotional distress, negligent infliction of emotional distress, bad faith action, slander, assault, battery, wrongful or constructive discharge, negligent hiring, retention and/or supervision, fraud, misrepresentation, conversion, tortuous interference with property, negligent investigation, breach of contract, or breach of fiduciary duty;
(d)	any claims to benefits under the Cousins Properties Incorporated Severance Pay Plan, effective June 1, 2001 and as amended from time to time, which Executive ever had or now has or may in the future have; or
(e)	any other claims under state law arising in tort or contract.
By referencing the laws above, the Releasees do not admit coverage or liability under any of these laws. This Release does not release any claim that may arise from events which occur after the date of execution of this Release. Executive also does not release claims

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to any benefits that Executive is already entitled to receive under the Agreement or any right Executive has to benefits under the Consolidated Omnibus Budget Reconciliation Act. However, nothing in this Release or in the Agreement is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit plans at any time in accordance with the procedures set forth in the applicable plans or agreements.
3.	No Disparagement.
Executive agrees and covenants that, except as may be required by law, Executive shall not make any statement, written or verbal, in any forum or media, or take any action, in disparagement of the Company or any of the other Releasees.
4.	No Disclosure of Terms of Release.
Executive agrees that the terms and conditions of this Release are confidential, and may not and will not be disclosed by Executive at any time, under any circumstances, without the express written consent of the Company. Nothing in this Paragraph 4 shall prohibit Executive from disclosing or discussing this Release with his or her spouse, attorneys, or tax accountants, provided that any such individuals are also informed and agree to abide by this non-disclosure provision, or from disclosing the terms of this Release if legally compelled to do so.
5.	Future Cooperation.
Executive agrees and covenants that Executive shall, to the extent reasonably requested in writing, cooperate with and assist the Company in any pending or future litigation in which the Company is a party, and regarding which Executive, by virtue of Executive’s former employment with the Company, has factual knowledge or information relevant to said litigation, including, but not limited to, acting as the Company’s representative in any said litigation. Executive further agrees and covenants that, in any such litigation, Executive shall provide, without the necessity for subpoena, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation. The Company will reimburse Executive for reasonable expenses incurred with regard to such cooperation and assistance.
6.	No Future Employment.
Executive forever releases and discharges the Company from any obligation to employ Executive in any capacity in the future. Notwithstanding the above, nothing in this Paragraph 6 shall preclude the Company from offering Executive employment and hiring Executive at some time in the future.

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7.	Assignment of Claims.
Executive hereby represents and warrants that Executive has not assigned, transferred, or hypothecated or purported to assign, transfer, or hypothecate any claim or matter herein released, disclaimed, discharged or terminated.
8.	Forfeiture and Return of Benefits.
Executive agrees that if Executive violates the provisions of Paragraphs 1, 2, 3, 4, 5, 6 or 7 of this Release, Executive will immediately forfeit any portion of the benefits and payments described in the Agreement that has not already been paid or distributed and will immediately forfeit Executive’s right to retain (and shall become obligated to repay promptly to the Company) any portion of the benefits and payments described in the Agreement that Executive has already received, all as described in Section 2.2 of the Agreement. However, nothing in this Release shall preclude the Company from seeking and receiving such other monetary and equitable relief as allowed by law for Executive’s violations of this Release.
9.	Denial of Liability.
Executive understands and agrees that this Release does not constitute an admission of liability, wrongdoing, or unlawful conduct on the part of the Company.
10.	Employment Reference.
Executive agrees to direct any inquiries concerning employment references to the attention of the senior human resources officer. Executive agrees that if potential employers contact the senior human resources officer concerning Executive, the senior human resources officer will:
(a)	Provide such employers with information regarding Executive’s last position held, Executive’s dates of employment, and confirmation of Executive’s compensation; and
(b)	Provide additional information or access to other Company references concerning Executive’s employment.
11.	Miscellaneous.
(a)	Assignment. This Release is assignable by the Company in whole or in part to any subsidiaries or affiliates of the Company or to any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise. This Release is not assignable by Executive.
(b)	Modification. No provision of this Release may be changed, altered, modified or waived except in writing signed by Executive and the Company’s general

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counsel, which writing shall specifically reference this Release and the provision which the parties intend to waive or modify.
(c)	Severability. Except as noted below, should any provision of this Release be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Release shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Release.
(d)	Reformation. If any of the covenants or promises of this Release are determined by any court of law or equity with jurisdiction over this matter to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as reformed.
(e)	Applicable Law. This Release has been entered into in and shall be governed by and construed under the laws of the State of Georgia without regard to choice of law rules.
(f)	Consent to Jurisdiction and Venue. Executive consents, and waives any objection, to personal jurisdiction and venue in the federal and state courts having jurisdiction in Cobb or Fulton County, Georgia, in any dispute arising out of the terms of this Release.
(g)	Attorneys’ Fees and Costs. Should Executive or the Company be required to commence an action in any court of competent jurisdiction to enforce this Release, such party shall be entitled to recover its attorneys’ fees and costs, to the extent that such party is the prevailing party.
(h)	Headings and Captions. The headings and captions used in this Release are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Release.
(i)	No Waiver. The waiver by the Company of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.
(j)	Counterparts. This Release may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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12.	Understanding.
Executive warrants and agrees that:
(a)	Executive has been given a period of at least twenty-one (21) calendar days to consider the terms of this Release and that Executive has been, and hereby is advised in writing to seek the advice of an attorney regarding the content and effect of this Release. In the event Executive delivers to the Company an executed Release before the end of the twenty-one (21) calendar day consideration period, Executive has voluntarily waived the right to the full twenty-one (21) calendar day period, and Executive’s decision to do so is knowing and voluntary and not induced through fraud, misrepresentation or threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) calendar day period;
(b)	Executive has a period of seven (7) calendar days following the date on which Executive delivers this Release to revoke the Release;
(c)	If Executive chooses to revoke this Release, Executive must provide written notification of such revocation to Corporate Secretary, Cousins Properties Incorporated, 191 Peachtree Street, Atlanta, GA 30303, with a copy to the senior human resources officer at the same address, and such notice must be received by close of business on the 7th day following the date Executive signed this Release in order to be effective;
(d)	Executive has been and hereby is advised that this Release shall not become effective or enforceable until the next business day after the end of any applicable revocation period set forth herein or in the Agreement;
(e)	Executive has carefully read and fully understands all of the provisions of this Release;
(f)	Executive knowingly and voluntarily agrees to all the terms set forth in this Release and intends to be legally bound by the same;
(g)	Executive is, through this Release, releasing the Releasees from any and all claims Executive may have against the Company, except to the extent expressly provided otherwise herein; and
(h)	In entering into this Release, Executive relies wholly upon Executive’s own judgment and has not been influenced by any statement made by the Company or by any person representing or employed by the Company.

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     IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

Name:

Date:

Acknowledged and Accepted by the Company, as defined in the Release.

By:
Name:
Title:
Date:

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